EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Procera Networks, Inc. for the registration of shares of its common stock up to $100,000,000 and to the incorporation by reference therein of our reports dated March 15, 2012, with respect to our audits of the consolidated balance sheets of Procera Networks, Inc., as of December 31, 2011 and 2010 and the related consolidated statements of operations, changes in stockholders’ equity and comprehensive income (loss) and cash flows for each of the years in the three-year period ended December 31, 2011 and  the effectiveness of internal control over financial reporting of Procera Networks, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ PMB Helin Donovan, LLP

PMB Helin Donovan, LLP
San Francisco, CA
March 15, 2012